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                           October 12, 2021

       Eric Lentell
       Deputy General Counsel
       Archer Aviation Inc.
       1880 Embarcadero Road
       Palo Alto, California 94303

                                                        Re: Archer Aviation
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed October 7,
2021
                                                            File No. 333-260121

       Dear Mr. Lentell:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Bradley
Ecker at (202)-551-4985 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing